Exhibit 99.1

NEWS RELEASE

For Immediate Release                   Contact:      William W. Sherertz
                                                      President and
                                                      Chief Executive Officer

                                      Telephone:      (503) 220-0988

                 BBSI ANNOUNCES THE SUCCESSFUL COMPLETION OF ITS
                              COMMON STOCK OFFERING

      PORTLAND, OREGON, August 8, 2005 - Barrett Business Services, Inc. (Nasdaq: BBSI) announced today that, in connection with its recent follow-on common stock offering, the underwriters have exercised in full their option to purchase an additional 320,850 shares of BBSI common stock to cover over-allotments. This action increases the total number of shares sold by BBSI in the common stock offering to 2,184,850 shares at a price to the public of $16.25 per share before underwriting discounts and commissions.

      BBSI President and Chief Executive Officer, William W. Sherertz, stated that, "We are very pleased with the market's reception of our follow-on common stock offering."

      Roth Capital Partners, LLC, acted as the lead managing underwriter of the offering and The Seidler Companies Incorporated served as co-manager.

      The shares of common stock were sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are offered only by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

      BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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